Exhibit 10.24

PARTIAL TERMINATION OF DEED OF LEASE

THIS PARTIAL TERMINATION OF DEED OF LEASE (“Termination Agreement”) is made and entered into as of the 15th day of November, 2008, by and between 1000-1100 WILSON OWNER, LLC, a Delaware limited liability company (“Landlord”), as successor in interest to Twin Towers II Property Associates (“Twin Towers”), and MCG CAPITAL CORPORATION, a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, by that certain Deed of Lease dated September 24, 2002 (the “Original Lease”), Twin Towers II Property Associates Limited Partnership (“Original Landlord”) leased to Tenant and Tenant leased from Original Landlord approximately 30,008 rentable square feet of area (the “Original Premises”), consisting of the entire thirty-first (31st) floor of the building located at 1100 Wilson Boulevard, Arlington, Virginia (the “Building”), and a portion of the thirtieth (30th) floor of the Building;

WHEREAS, all of the right, title and interest of Original Landlord in the Building was assigned to Twin Towers and all of the right, title and interest of Original Landlord in the Lease was assigned to Twin Towers;

WHEREAS, by that certain First Amendment dated November 30, 2006 (the “First Amendment”), Twin Towers leased to Tenant and Tenant leased from Twin Towers, 11,554 square feet of rentable area, including the remaining portion of the 30th floor of the Building (the “Additional 30th Floor Premises”) and a portion of the twenty-ninth (29th) floor of the Building (such portion of the 29th Floor being referred to as the “Additional Premises”), as more particularly set forth in the First Amendment;

WHEREAS, the Original Lease and the First Amendment are hereinafter collectively referred to as the “Lease”;

WHEREAS, the Original Premises, the Additional 30th Floor Premises and the Additional Premises are hereinafter collectively referred to as the Premises;

WHEREAS, all of the right, title and interest of Twin Towers in the Building was assigned to Landlord and all of the right, title and interest of Twin Towers in the Lease was assigned to Landlord;

WHEREAS, the Term of the Lease is scheduled to expire on February 28, 2013;

WHEREAS, Landlord and Tenant wish to terminate the Lease only with respect to the Additional Premises; and

WHEREAS, Landlord and Tenant wish to formally reflect the terms and conditions under which the Lease will be terminated with respect to the Additional Premises.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

1. Any capitalized terms used, but not otherwise defined in this Termination Agreement, shall have the meanings ascribed to them in the Lease.

2. The Lease only with respect to the Additional Premises shall be terminated effective as of 11:59 p.m. on November 15, 2008 (the “Termination Date”), and Tenant shall thereafter have no obligations under the Lease with respect to the Additional Premises, provided that (i) Tenant vacates the Additional Premises, as shown on Exhibit A attached hereto and incorporated by reference herein, and surrenders possession of the Additional Premises to Landlord on or before the 5th business day after the Termination Date, and (ii) as of the Termination Date, Tenant has paid to Landlord all rent which is then due and payable under the terms of the Lease with respect to the Additional Premises through and including the Termination Date. Landlord shall refund to Tenant Tenant’s security deposit with respect to the Additional Premises in the amount of Six Thousand Nine Hundred Eighty-Six and 16/100 Dollars ($6,986.16) not later than January 31, 2009.

3. If Tenant does not vacate the Additional Premises and surrender possession thereof to Landlord on or before the Termination Date, Tenant shall remain fully obligated to pay all Base Rent and all other amounts incurred under the terms of the Lease through the date on which Tenant actually vacates the Additional Premises (the “Vacate Date”).

4. Tenant shall surrender possession of the Additional Premises to Landlord and shall relinquish all of the rights granted to it under the Lease with respect to the Additional Premises, on its behalf and on behalf of any parties claiming through it, on the Termination Date.

5. Tenant hereby represents and warrants to Landlord that it has paid for all improvements, work or services performed on or furnished to Tenant on the Additional Premises and indemnifies Landlord against all injury or loss resulting from a breach of the foregoing representation and warranty including, but not limited to, all reasonable attorneys’ fees. Effective as of the Termination Date, Tenant shall have cancelled all contracts or agreements to which Tenant is a party with respect to management, maintenance, or other services applicable to the Additional Premises.

6. Tenant agrees that on the Termination Date it shall convey to Landlord in its “as is” condition the furniture and appliances listed on Exhibit B attached hereto and made a part hereof (collectively, the “Furniture”), and, in furtherance thereof, shall execute and deliver to Landlord a bill of sale with respect to all such Furniture in the from attached hereto as Exhibit C and made a part hereof.

7. Tenant shall leave the Additional Premises in “broom clean” condition, only ordinary wear and tear and acts by Landlord excepted, on or before the Termination Date. Landlord shall have the right to dispose of any of Tenant’s personal property of any type whatsoever, including, but not limited to, office equipment, cabinets, bookcases, telecommunications equipment, supplies and any other furnishings (regardless of whether such items are listed on Exhibit A), which remain in the Additional Premises after the Termination Date, in any manner it shall deem appropriate, and the proceeds of such disposition (or, in the event that Landlord elects to retain them, the items themselves) shall belong entirely to Landlord. As of the Termination Date, Tenant expressly waives all rights it may have with regard to such personalty and expressly authorizes Landlord to dispose of same in any manner deemed appropriate by Landlord, and, in connection with the disposition of such personalty, Tenant hereby waives any and all rights it may have with regard to Landlord’s compliance with any laws for the benefit of tenants or debtors, to the full extent that such rights may be waived by Tenant.

8. Tenant hereby covenants, warrants and represents to Landlord that any and all subleases of any portion of the Additional Premises between Tenant, as sublandlord, and any third party, as subtenant, will be terminated as of the Termination Date, and no such subtenant is now or hereafter shall be in possession of the Additional Premises. Tenant hereby covenants, warrants and represents to Landlord that nothing has been or will hereafter be done or suffered as of the Termination Date whereby the Lease with respect to the

Additional Premises, or the term or estate thereby granted, or the Additional Premises or any part thereof, have been or as of the Termination Date will be, encumbered in any way whatsoever; and that no one other than Tenant has acquired, or as of the Termination Date will acquire, through or under Tenant any right, title or interest in or to the Additional Premises or any part thereof.

9. With respect only to the Additional Premises, Landlord and Tenant hereby release each other, after the later to occur of (i) the Termination Date or (ii) the Vacate Date, from any and all obligations to observe the terms and conditions of the Lease which accrue after such date. Notwithstanding the foregoing, if Tenant does not vacate the Additional Premises on or before the Termination Date or Tenant does not otherwise comply with any of its obligations under this Termination Agreement, Tenant’s failure to vacate the Additional Premises on the Termination Date or to otherwise comply with its obligations hereunder shall be deemed to be a Default under the Lease, and Landlord shall have the right and option to exercise all remedies available to Landlord under the Lease.

10. Landlord and Tenant represent and warrant to each other that the person signing this Termination Agreement on its behalf has the requisite authority and power to execute this Termination Agreement and to thereby bind the party on whose behalf it is being signed.

11. Except as expressly modified herein, all terms, conditions and provisions of the Lease shall remain in full force and effect throughout the Term with respect to the Original Premises and the Additional 30th Floor Premises, including, but not limited to, Tenant’s obligation to pay all Base Rent and all other amounts incurred under the terms of the Lease with respect to the Original Premises and the Additional 30 th Floor Premises.

12. Landlord agrees to grant to Tenant a rent credit (the “Rent Credit”) in an amount equal to any sums paid by Tenant to Landlord for monthly rental amounts with respect to the Additional Premises relating to any time period after the Termination Date (the “Post-Termination Payments”), in each case after deducting from the amount of the applicable Post-Termination Payment(s) any amounts owed by Tenant to Landlord as of the date hereof. The Rent Credit shall be applied to the first installment of monthly rental coming due pursuant to the Lease with respect to the Original Premises and the Additional 30th Floor Premises following the date of execution of this Termination Agreement by Landlord and Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Partial Termination of Deed of Lease under seal as of the day and year first above written.

WITNESS:		LANDLORD: 1000-1100 WILSON OWNER, LLC, a Delaware limited liability company

By:	/s/ Witness	By:	/s/ Anthony Westreich
Anthony Westreich
President

WITNESS:		TENANT: MCG CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Frances C. Proctor	By:	/s/ Samuel G. Rubenstein
Name:	Frances C. Proctor	Name:	Samuel G. Rubenstein
		Its:	Executive Vice President

Exhibit A

Premises

A-1

Exhibit B

List of Furniture

MCG Capital Corporation Furniture on 29th Floor As of September 30, 2008
Qty
Office Furniture
Desks (72 X 31)	3
Credenza (72 X 24 X 29)	3
Desk (60 X 30)	3
Credenza (60 X 24 X 29)	3

Conference Room
Conference Table (144 X 54)	1
Connexus Modules (Pwr. Mgt. Ports)	2
Buffet Credenza (Glass Doors)	1
Buffet Credenza (Glass Top)	1
Conference Room Chairs	8

Cubicles	11

Kitchen:
Countertop Microwave (Model PEM31DMIWW)	1
Refrigerator (Model GTS22JBPDRWW)	1
Dishwasher (Model ZBD6800N00WW)	1

Note-No file cabinets are included. Except for conference room chairs, no chairs are included.

B-1

Exhibit C

Form of Bill of Sale

BILL OF SALE

THIS BILL OF SALE is made as of the              day of November, 2008 by MCG CAPITAL CORPORATION, a Delaware corporation (“Seller”), to 1000-1100 WILSON BOULEVARD, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller does hereby sell, transfer, assign and convey to Purchaser, on an “as is” “where is” basis, all of Seller’s right, title and interest in and to all equipment, furnishings and other items of personal property located on the 29th Floor of the premises leased by Seller, as tenant, from Purchaser, as landlord, in the building located at 1000-1100 Wilson Boulevard, Arlington, Virginia (the “Premises”) (such personal property as is owned by Seller being hereinafter collectively referred to as the “Personal Property”) located in, attached to, or installed or used in the Premises. The Seller warrants that it owns, and is conveying to Purchaser, the Personal Property free and clear of all charges, security instruments, mortgages, liens, encumbrances and adverse claims of every nature.

To have and to hold the Personal Property transferred, assigned and conveyed hereunder unto Purchaser, its successors and assigns, forever. Seller covenants that it has the right to convey the Personal Property conveyed hereunder to Purchaser and that it has done no act to encumber the Personal Property.

IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale as of the day and year first hereinabove written.

WITNESS:	SELLER: MCG CAPITAL CORPORATION, a Delaware corporation

By:	By:
Name:
Its:

C-1